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                                                                    EXHIBIT 4.12



                 VOTING AND STOCK TRANSFER RESTRICTION AGREEMENT


         This VOTING AND STOCK TRANSFER RESTRICTION AGREEMENT, dated as of ________ __, 2000 (this "Agreement"), is made and entered into among Communication TeleSystems International d/b/a WORLDxCHANGE Communications, a California corporation ("CTI"), and the parties listed on Exhibit A attached hereto (each, a "WAXS Stockholder" and collectively, the "WAXS Stockholders").

         WHEREAS, World Access, Inc., a Delaware corporation ("WAXS"), and CTI have entered into an Agreement and Plan of Merger, dated February 11, 2000 and amended May 23, 2000 (as the same may be amended or supplemented, the "Merger Agreement"; capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement), providing for the merger of CTI with and into a wholly-owned subsidiary of WAXS (the "Transaction"), upon the terms and subject to the conditions set forth in the Merger Agreement;

         WHEREAS, each WAXS Stockholder owns, of record or beneficially, the number of shares of WAXS Common Stock or other capital stock of WAXS (such shares of WAXS Common Stock and other capital stock of WAXS being referred to as "WAXS Capital Stock") set forth opposite such WAXS Stockholder's name on Exhibit A attached hereto (such shares of WAXS Capital Stock, together with any other shares of WAXS Capital Stock of which such WAXS Stockholder acquires beneficial ownership after the date hereof and during the term of this Agreement, whether upon the exercise of options, warrants or rights, the conversion or exchange of convertible or exchangeable securities, or by means of purchase, dividend, distribution or otherwise, being collectively referred to herein as the "Subject Shares"); and

         WHEREAS, in connection with the further amendment of the Merger Agreement, CTI has requested that the WAXS Stockholders enter into this Agreement.

         NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements contained herein, the parties agree as follows:

         1. Representations and Warranties of the WAXS Stockholders. Except as set forth on Exhibit A attached hereto, each WAXS Stockholder hereby represents and warrants to CTI as to itself as follows:

                  (a) Authority; No Conflicts. Such WAXS Stockholder has the legal capacity and all requisite power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by such WAXS Stockholder and constitutes a valid and binding obligation of such WAXS Stockholder enforceable in accordance with its terms. No filing with, and no permit, authorization, consent or approval of, any governmental authority or any other person is necessary for the execution of this Agreement by such WAXS Stockholder and the consummation by such WAXS Stockholder of the transactions contemplated hereby and none of the


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         execution and delivery of this Agreement by such WAXS Stockholder, the consummation of the transactions contemplated hereby or compliance with the terms hereof by such WAXS Stockholder will conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under any provision of, as applicable, the certificate of incorporation, bylaws or analogous documents of such WAXS Stockholder or any agreement to which such WAXS Stockholder is a party, including any voting agreement, stockholders agreement, voting trust, trust agreement, pledge agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license or violate any judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to such WAXS Stockholder or to its property or assets except (i) where the failure to make such filings or obtain such permits, authorizations, consents or approvals would not prevent or delay the performance by such WAXS Stockholder of its obligations under this Agreement or (ii) for any such conflicts, violations, defaults or other occurrences that would not prevent or delay the performance by such WAXS Stockholder of its obligations under this Agreement.

                  (b) Subject Shares. Such WAXS Stockholder is the record and beneficial owner of, and has good and marketable title to, the number of Subject Shares set forth opposite such WAXS Stockholder's name on Exhibit A hereto, free and clear of any encumbrances, agreements, adverse claims, liens or other arrangements with respect to the ownership of or the right to vote or dispose of such Subject Shares. Other than such Subject Shares, such WAXS Stockholder does not beneficially or of record own any shares of WAXS Capital Stock or securities convertible into or exchangeable for shares of WAXS Capital Stock. Such WAXS Stockholder has the sole right and power to vote and dispose of such Subject Shares. None of such Subject Shares are subject to any voting trust or other agreement, arrangement or restriction with respect to the voting or transfer of any of the Subject Shares, except as contemplated by this Agreement.

         2.       Voting and Transfer of Subject Shares.

                  (a) Until the termination of this Agreement in accordance with Section 5 hereof, each WAXS Stockholder agrees as to itself that at any meeting of stockholders of WAXS or at any adjournment thereof or in any other circumstance upon which the WAXS Stockholders' vote, consent or other approval (including by written consent) is sought, such WAXS Stockholder shall vote all of the Subject Shares then beneficially owned by such WAXS Stockholder (i) in favor of the Transaction and the adoption and the approval of the Merger Agreement and each of the other transactions contemplated by the Merger Agreement and (ii) against any action or agreement that would result in a material breach of any covenant, representation or warranty or any other obligation or agreement of WAXS under the Merger Agreement. No WAXS Stockholder shall hereafter, unless and until this Agreement terminates pursuant to Section 5 hereof, purport to grant any proxy or power of attorney with respect to any of the Subject Shares set forth opposite such WAXS Stockholder's name on Exhibit A, deposit any of such Subject Shares into a voting trust or enter into any agreement (other than this


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         Agreement), arrangement or understanding with any person, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of any of such Subject Shares, in each case only to the extent it relates to the matters referred to in the first sentence of this Section 2(a). Each WAXS Stockholder further agrees not to commit or agree to take any action inconsistent with the foregoing.

                  (b) Prior to the termination of this Agreement in accordance with Section 5 hereof, each WAXS Stockholder agrees not to sell, hypothecate, transfer, pledge, encumber, assign or otherwise dispose of (including by gift) (collectively, "Transfer") any of the Subject Shares or WAXS Stock Options held by such WAXS Stockholder (beneficially or of record) except Transfers pursuant to bona fide transactions with unaffiliated persons or entities.

         3. No Ownership Interest. Except as set forth in Section 2, nothing contained in this Agreement shall be deemed to vest in anyone other than the WAXS Stockholders any direct or indirect ownership or incidents of ownership of or with respect to any of the Subject Shares or WAXS Stock Options. All rights, ownership and economic benefits of and relating to the Subject Shares and the WAXS Stock Options shall remain and belong to the WAXS Stockholders, and no one shall have any authority to manage, direct, restrict, govern or administer any of the policies or operations of WAXS or exercise any power or authority to direct the voting of any of the Subject Shares as a result of this Agreement, except to the extent set forth in Section 2(a).

         4. Assignment. Except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties hereto without the prior written consent of the other parties hereto.

         5. Termination. This Agreement shall terminate, and no party hereto shall have any rights or obligations hereunder, upon the first to occur of (i) the termination of the Merger Agreement pursuant to Article IX thereof,
(ii) the Effective Time and (iii) December 31, 2000.

         6.       General Provisions.

                  (a) Amendments. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

                  (b) Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or by registered or certified mail (postage prepared, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  if to a WAXS Stockholder, to the address set forth beside such WAXS Stockholder's name on Exhibit A hereto.


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                  with a copy to:

                  Long Aldridge & Norman LLP
                  303 Peachtree Street, Suite 5300
                  Atlanta, Georgia 30308
                  Attention:  H. Franklin Layson, Esq.
                  Facsimile:  (404) 527-4198

                  if to CTI, to:

                  WORLDxCHANGE Communications
                  9999 Willow Creek Road
                  San Diego, California 92131
                  Attention:  Eric Lipoff, Esq.
                  Facsimile:  (858) 452-3780

                  with a copy to:

                  O'Melveny & Myers LLP
                  610 Newport Center Drive
                  17th Floor
                  Newport Beach, California 92660
                  Attention:  Terrence Allen, Esq.
                  Facsimile:  (949) 823-6994

                  (c) Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Wherever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

                  (d) Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more of the counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

                  (e) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflicts or law.

                  (f) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other


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         conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon any determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

         7. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other remedy to which it may be entitled, at law or in equity, the parties shall be entitled to the remedy of specific performance of the covenants and agreements contained herein and injunctive and other equitable relief.

         8. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto. Except as provided in the preceding sentence, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies or any nature whatsoever under or by reason of this Agreement.




                     [SIGNATURES ON THE FOLLOWING TWO PAGES]


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         IN WITNESS WHEREOF, the WAXS Stockholders and CTI have caused this
Agreement to be duly and validly executed as of the date first written above.



                                      By:
                                         --------------------------------------
                                               Name:
                                               Title:




                                      By:
                                         --------------------------------------
                                               Name:
                                               Title:



                                      By:
                                         --------------------------------------
                                               Name:
                                               Title:


                                      COMMUNICATION TELESYTEMS
                                      INTERNATIONAL D/B/A WORLDxCHANGE
                                      COMMUNICATIONS




                                      By:
                                         --------------------------------------
                                               Name:
                                               Title:

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                                    EXHIBIT A


WAXS Stockholder (including address)                            Subject Shares

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